Exhibit 5.1

July 29, 2011

Gasco Energy, Inc.

8 Inverness Drive East, Suite 100

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as counsel to Gasco Energy, Inc., a Nevada corporation (the “Company”), in connection with the proposed offer and sale by the Company of up to 16,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and warrants to purchase up to an aggregate 11,500,000 additional shares of Common Stock (“Warrants”) pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated July 28, 2011 by and between the Company and Lazard Capital Markets LLC (the “Underwriter”).

We refer to the Registration Statement on Form S-3 (Registration No. 333-153154) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on September 8, 2008 (the “Registration Statement”) and included a base prospectus (the “Base Prospectus”) and a prospectus supplement, dated July 28, 2011 (the “Prospectus Supplement”). The Base Prospectus, together with the Prospectus Supplement, is referred to herein as the “Prospectus”.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii)  the Amended and Restated Articles of Incorporation of the Company, as amended, (iv)  the Second Amended and Restated Bylaws of the Company, (v) resolutions of the board of directors of the Company and the pricing committee of the board of directors of the Company, (vi) the Underwriting Agreement and (vii) such other certificates and statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Warrants, when duly executed, delivered and paid for in the manner contemplated by the Prospectus, will  constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency,

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity), and public policy, applicable law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing .

The opinion expressed herein is qualified in the following respects:

a.     We have assumed that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

b.     We have assumed that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriter and constitutes a legal, valid and binding obligation of the Underwriter, and the Underwriter has the requisite organizational and legal power and authority to perform its obligations under the Underwriting Agreement.

c.     The opinion expressed herein is limited exclusively to the laws of the state of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Current Report on Form 8-K by the Company on or about the date hereof and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP